AMENDMENT NO. 3
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds, a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco High Yield Securities Fund, Invesco Van Kampen Core Plus Fixed Income Fund, Invesco Van Kampen Corporate Bond Fund, Invesco Van Kampen Government Securities Fund, Invesco Van Kampen High Yield Fund and Invesco Van Kampen Limited Duration Fund (collectively, the “Portfolios”).
     NOW, THEREFORE, the parties agree as follows;
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT OF
AIM INVESTMENT SECURITIES FUNDS

Portfolios	Effective Date of Agreement
AIM Core Bond Fund	July 1, 2006
AIM Dynamics Fund	April 30, 2008
AIM Global Real Estate	July 1, 2006
AIM High Yield Fund	July 1, 2006
AIM Income Fund	July 1, 2006
AIM Limited Maturity Treasury Fund	July 1, 2006
AIM Money Market Fund	July 1, 2006
AIM Municipal Bond Fund	July 1, 2006
AIM Real Estate Fund	July 1, 2006
AIM Short Term Bond Fund	July 1, 2006
AIM U.S. Government Fund	July 1, 2006
Invesco High Yield Securities Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Van Kampen Core Plus Fixed Income Fund	February 12, 2010
Invesco Van Kampen Corporate Bond Fund	February 12, 2010
Invesco Van Kampen Government Securities Fund	February 12, 2010
Invesco Van Kampen High Yield Fund	February 12, 2010
Invesco Van Kampen Limited Duration Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February 12, 2010

INVESCO ADVISER, INC.

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)

AIM INVESTMENT SECURITIES FUNDS

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)

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